Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE

April 26, 2006

CONTACT:	Brian Schaefgen
(949) 759-5900

AMBASSADORS INTERNATIONAL, INC. REPORTS FIRST QUARTER OF 2006

FINANCIAL RESULTS

NEWPORT BEACH, CA, April 26, 2006 - Ambassadors International, Inc. (NASDAQ:AMIE) (the “Company”) reported revenue of $8.3 million for the three months ended March 31, 2006, up from $8.0 million for the three months ended March 31, 2005. In addition, the Company reported a net loss of $1.7 million, or $0.16 per share, for the three months ended March 31, 2006, compared to net income of $1.5 million, or $0.15 per share, for the three months ended March 31, 2005.

Our revenues increased $0.3 million in the first quarter of 2006 compared to 2005. For the quarter ended March 31, 2006, the increase in revenue was primarily related to the addition of $1.4 million in cruise-related revenue from our new cruise segment which commenced operations on January 13, 2006. This increase was partially offset by decreased revenue in our travel, incentive and event related revenue, as well as lower net insurance premiums earned.

Our costs and operating expenses increased $5.5 million in the first quarter of 2006 compared to 2005. This increase was primarily due to $5.1 million in cruise operating expenses and other selling, general and administration and depreciation expenses associated with our new cruise segment. As of January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” and recorded approximately $150,000 in general and administrative expenses related to the vesting of employee stock options which occurred in the quarter ended March 31, 2006.

We reported other income for the three months ended March 31, 2006 of $0.5 million, compared to other income of $0.6 million for the three months ended March 31, 2005. The decrease was a result of the inclusion of interest expense of $0.4 million for the quarter ended March 31, 2006 related to the debt assumed in our acquisition of American West Cruises on January 13, 2006. This expense increase was partially offset by improved yields on our investment portfolio for the three months ended March 31, 2006 compared to the three months ended 2005.

Recent News

We recently announced the completion of our acquisition of the Delta Queen Steamboat Company’s three vessels, the American Queen, the Mississippi Queen and the Delta Queen. This transaction was consummated on April 25, 2006. Concurrent with this transaction, we also completed the acquisition of a first preferred ship mortgage on a 161-passenger vessel, Columbia Queen, from the United States of America acting through the U.S. Department of Transportation.

Conference Call

Ambassadors International, Inc. will host a conference call to discuss the results of operations on Thursday, April 27, 2005 at 8:30 a.m. Pacific Daylight Time. Interested parties may join the call by dialing 800-862-9098, conference ID #: ANALYST. The conference call may also be joined via the Internet at www.ambassadors.com/investor. For conference replay access, parties may dial 888-214-9521 and follow the prompts, or visit the www.ambassadors.com/investor website. Post view webcast access will be available two hours following the webcast.

About Ambassadors International, Inc.

Ambassadors International, Inc. is a cruise, marine, insurance and travel and event company. The Company operates two of North America's premier river and coastal cruise companies, including American West Steamboat Company and Delta Queen Steamboat Company (acquired April 25, 2006), through its Ambassadors Cruise Group, LLC subsidiary. The Company also provides travel and event services for corporations, associations and tradeshows through its Ambassadors, LLC subsidiary. In addition, it operates BellPort Group, Inc., an international marine company, and participates in selective reinsurance programs through its specialty reinsurance subsidiary, Cypress Reinsurance, Ltd. The Company is headquartered in Newport Beach, California. In this press release, any reference to “Company,” “Ambassadors,” “management,” “we,” “us” and “our” refers to Ambassadors International, Inc. and its management team.

Forward-Looking Statements

This press release contains forward-looking statements that involve various risks and uncertainties. The forward-looking statements contained in this release are based on our current expectations and entail various risks and uncertainties that could cause our actual results to differ materially from those suggested in our forward-looking statements. We believe that such risks and uncertainties include, among others, general economic financial and business conditions, overall conditions in the cruise, travel and insurance markets, potential claims related to our reinsurance business, further declines in the fair market value of our investments, lower investment yields, the Company’s ability to successfully integrate the operations of companies or businesses it acquires and realize the expected benefits of its acquisitions, the Company’s ability to successfully and efficiently operate the businesses that it acquires, our ability to compete effectively in the U.S. cruise market, the ability to service our debt and other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2005. We are providing this information as of the date of this release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Additional Information

For further information please contact: Brian Schaefgen of Ambassadors International, Inc. at (949) 759-5900.

Summary financial information is as follows (in thousands, except per share amounts):

	Three Months Ended March 31,
	2006	2005
	(unaudited)
Revenues:
Passenger ticket revenue	$1,286	$—
Onboard and other cruise revenue	109	—
Travel, incentive and event related	4,192	5,172
Net insurance premiums earned	2,484	2,596
Marine revenue	170	114
License fees	77	99

	8,318	7,981

Costs and operating expenses:
Cruise operating expenses	2,329	—
Cost of software and technology related sales	48	300
Selling and tour promotion	1,539	842
General and administrative	4,796	2,430
Depreciation and amortization	470	195
Loss and loss adjustment expenses	1,365	1,261
Insurance acquisition costs and other operating expenses	1,043	1,050

	11,590	6,078

Operating income (loss)	(3,272)	1,903

Other income (expense):
Interest and dividend income	941	612
Interest expense	(367)	(5)
Other, net	(62)	(6)

	512	601

Income (loss) before income taxes	(2,760)	2,504
Provision (benefit) for income taxes	(1,040)	985

Net income (loss)	$(1,720)	$1,519

Earnings (loss) per share:
Basic	$(0.16)	$0.15
Diluted	$(0.16)	$0.15
Weighted-average common shares outstanding:
Basic	10,545	10,111
Diluted	10,545	10,473

In January 2006, concurrent with certain acquisitions completed subsequent to December 31, 2005, the Company realigned its business segments. As of January 2006, the Company will report the following business segments: (i) Cruise, (ii) Marine, which will include the operations of BellPort, (iii) Travel and Events, which will include the operations of Ambassadors, (iv) Insurance, which will include the operations of Cypress Re and (v) Corporate and Other, which will consist of general corporate assets (primarily cash and cash equivalents and investments) and other activities which are not directly related to our operating segments.

Summary of business segment information is as follows (in thousands):

	Three Months Ended March 31,
	2006	2005
	(unaudited)
Revenue:
Cruise	$1,395	$—
Marine	170	114
Travel and Events	4,269	5,271
Insurance	2,484	2,596
Corporate and Other	—	—

Total revenue	$8,318	$7,981

Operating income (loss):
Cruise	$(3,674)	$—
Marine	(67)	(37)
Travel and Events	1,428	2,222
Insurance	76	285
Corporate and Other	(1,035)	(567)

Total operating income (loss)	$(3,272)	$1,903

Summary balance sheet information is as follows (in thousands):

	March 31, 2006	December 31, 2005
	(unaudited)
Assets:
Current assets:
Cash and short-term investments	$89,455	$95,131
Restricted cash	7,298	—
Accounts receivable, net	5,610	2,976
Premiums receivable	15,195	14,135
Deferred policy acquisition costs	1,606	1,668
Reinsurance recoverable	1,244	1,257
Prepaid reinsurance premiums	1,087	1,095
Inventory	1,483	—
Deferred income taxes	262	414
Prepaid program costs and other current assets	4,321	2,524

Total current assets	127,561	119,200
Property and equipment, net	50,646	595
Goodwill	8,996	8,996
Other intangibles	1,290	1,325
Other assets	4,652	4,667

Total assets	$193,145	$134,783

Liabilities:
Current liabilities:
Accounts payable and accrued and other expenses	$6,706	$4,477
Participant deposits	22,672	6,124
Loss and loss adjustment expense reserves	9,779	9,021
Unearned premiums	5,690	5,779
Deferred gain on retroactive reinsurance	115	151
Current portion of long term debt	1,805	—

Total current liabilities	46,767	25,552
Non-current participant deposits	5	5
Long term debt, net of current portion	38,517	—

Total liabilities	85,289	25,557
Stockholders’ equity	107,856	109,226

Total liabilities and stockholders’ equity	$193,145	$134,783